EXHIBIT 99.1


             PRESS RELEASE OF MERIDIAN BANCORP, INC.


    MERIDIAN BANCORP, INC. AND UNITED COUNTIES BANCORPORATION
                     TERMINATE MERGER TALKS

     READING, Pa., Dec. 9, 1994 -- Meridian Bancorp, Inc. (NASDAQ/NMS:MRDN), of Reading, Pa., and United Counties Bancorporation (NASDAQ:UCTC), of Cranford, N.J., announced today that as a result of prevailing equity market conditions and an inability of the parties to agree on certain terms of the plan of merger, the companies have jointly decided to terminate their letter of intent and future merger discussions effective immediately.

     On August 30, 1994, Meridian and UCTC jointly announced the execution of a letter of intent calling for a fixed exchange ratio of 5.25 shares of Meridian common stock for each share of UCTC common stock, with a right on the part of UCTC to terminate the transaction if the market value of Meridian's stock averaged less than $27.00 per share during a to-be-defined time period prior to the closing date. Under the letter of intent, the transaction was subject to due diligence reviews and the negotiation of a definitive merger agreement by November 6, 1994. On November 4, 1994, Meridian and UCTC announced that they had each satisfactorily completed their due diligence processes and had agreed to extend the letter of intent to December 12, 1994, in order to provide the time necessary to negotiate a definitive agreement.

     Meridian Bancorp, Inc., is a $14.8 billion multi-service banking and financial services holding company with 325 bank branches located in the eastern half of Pennsylvania, southern
New Jersey and the State of Delaware.